Exhibit 99.1

Progenics Achieves Enrollment Target in Pivotal Phase 3 Clinical Trial of Methylnaltrexone for Opioid-Induced Constipation

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--Dec. 3, 2004--Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that it has reached the target enrollment in the first of two pivotal phase 3 clinical trials of its investigational drug, methylnaltrexone (MNTX) for the treatment of opioid-induced constipation in patients with advanced medical illness (AMI). The Company expects to announce top-line results from the 150-patient, multi-center, double-blind, randomized, placebo-controlled phase 3 study in early 2005.
    Over one million deaths occur each year in the U.S. from cancer, AIDS, sickle cell disease and other forms of AMI. Many of these patients receive opioids for pain prior to their death and as a result suffer debilitating opioid-related side effects, particularly constipation.
    "To our knowledge, this phase 3 trial is the first pivotal study ever conducted entirely in this population of patients - those with terminal disease and six months or less to live," said Robert J. Israel, M.D., Progenics' Senior Vice President, Medical Affairs. "Opioid-induced constipation is a serious unmet medical need and we are grateful to these patients and their physicians for participating in this landmark hospice-based study."
    This study was conducted at 16 hospices in the U.S. Patients were randomized to receive a single subcutaneous injection of either placebo or one of two doses of MNTX (0.15 mg/kg or 0.30 mg/kg). The primary end point was the relief of constipation within four hours after receiving study medication. The trial also included a four-week open-label period in which patients were eligible to receive MNTX as required.
    Progenics is pursuing three different indications for MNTX which correspond to three dosage forms. Each form is potentially useful in a variety of clinical applications where rapid onset of action, dosing flexibility, and ease of use can be tailored to fit the needs of the patient.

    -- In AMI, MNTX is being studied in two, pivotal phase 3 clinical trials in opioid-induced constipation using the subcutaneous form. The second MNTX phase 3 study is expected to complete enrollment in mid-2005. If these results are positive, a New Drug Application is scheduled to be filed with the U.S. Food and Drug Administration by the end of 2005.

    -- A phase 2 study of intravenous MNTX for relief of post-operative ileus completed enrollment in October, and top-line results are expected in early 2005.

    -- The Company has completed two phase 1 clinical studies of oral MNTX in healthy volunteers and is preparing to begin a phase 2 clinical trail for relief of opioid-induced constipation in patients with chronic pain.

    Company Profile

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness and may be the Company's first product candidate to be approved for marketing. MNTX is also being studied for the treatment of post-operative ileus and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a humanized monoclonal antibody designed to target the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of December 3, 2004. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:

    Additional information on Progenics is available at http://www.progenics.com

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com